Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
          THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is entered into as of June 15, 2006 between Genelabs Technologies, Inc. (the “Company”) and Mumtaz Ahmed, M.D., Ph.D. (“Employee”) (together the “Parties”).
          WHEREAS, the Company and Employee have decided to terminate their employment relationship as of June 15, 2006 (the “Separation Date”) and enter into a consulting relationship pursuant to the terms of the Consulting Agreement between Employee and the Company, dated June 16, 2006 (the “Consulting Agreement”); and
          WHEREAS, the Parties desire to resolve, fully and finally, all matters relating to Employee’s employment with the Company.
          NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee, each intending to be legally bound, hereby agree as follows:
          1. SEPARATION. The Parties hereby agree that Employee’s employment with the Company shall end as of the Separation Date.
          2. CONSIDERATION.
               a. In consideration of Employee’s release of all claims and other covenants and agreements contained herein, the Company shall provide Employee with the following additional benefits pursuant to the Consulting Agreement (the “Consideration”):
                    (i) Continued vesting of all of Employee’s Company stock options during the term of the Consulting Agreement; and
                    (ii) A period of ninety (90) days following the termination of the Consulting Agreement in which to exercise Employee’s vested Company stock options.
               b. The Consideration shall become effective on the eighth (8th) day after the date that Employee delivers this signed Agreement to the Company, conditioned upon Employee not exercising his revocation rights as set forth in Section 5 herein. In the event Employee does not sign or revokes this Agreement pursuant to Section 5 herein, the Consideration shall not be provided, however, all other provisions of the Consulting Agreement shall remain in full force and effect.
               c. Employee acknowledges that he has received all unpaid wages, expense reimbursements and accrued but unused vacation earned through the Separation Date. Employee acknowledges and agrees that the Consideration is in addition to any sums or benefits otherwise owed to Employee and such Consideration is provided solely in exchange for the waiver and release of all claims contained herein.

          3. RELEASE. In exchange for the Consideration provided pursuant to Section 2 above, Employee fully releases and forever discharges the Company and its subsidiaries, predecessors, successors and assigns, specifically including, but not limited to Accelerated Clinical Research Organization, Inc. (“ACRO”), as well as each of their officers, directors, employees and shareholders (collectively, the “Released Parties”), from any and all liability upon any and all claims, charges, complaints, liens, demands, causes of action, obligations or damages, known or unknown, suspected or unsuspected, that Employee had, now has or may hereafter claim to have against the Released Parties arising out of or relating in any way to: (i) Employee’s hiring by, employment with, association with or separation from the Company and/or ACRO or (ii) any event, series of events, occurrences, acts or failures relating in any way to any of the Released Parties occurring at any time up to the date of this Agreement (the “Release”). This Release specifically extends to, without limitation, any claims or causes of action for wrongful termination, breach of an express or implied contract, specifically including, but not limited to, the Agreement between Employee and the Company, dated June 13, 2003, concerning change in control benefits, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, personal injury, loss of future earnings, and any claims under the California constitution, the United States Constitution and any applicable state and federal fair employment laws, federal equal employment opportunity laws and federal and state labor statues and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (the “ADEA”), the Older Workers Benefit Protection Act, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, Section 806 of the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act, the California Fair Employment and Housing Act, as amended, the California Family Rights Act, as amended, the California Labor Code Section 1400 et seq. and the Texas Labor Code; provided, however, that this Release does not extinguish any claims or rights under the Indemnification Agreement between Employee and the Company, dated June 13, 2003.
          4. WAIVER. Employee expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) with respect to the Released Parties. Section 1542 states as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, Employee understands and agrees that this Agreement is intended to include all claims, if any, which Employee may have and which Employee does not now know or suspect to exist in his favor against the Released Parties and that this Agreement extinguishes those claims.
          5. REVIEW AND REVOCATION RIGHTS. Employee understands that he is waiving his rights under the ADEA and thus:

               a. Employee has been informed and understands and agrees that he has twenty-one (21) calendar days after receipt of this Agreement to consider whether to sign it.
               b. Employee has been informed and understands and agrees that he may change his mind and revoke this Agreement at any time during the seven (7) calendar days after this Agreement is signed, in which case none of the provisions of this Agreement will have any effect. Employee may revoke the Agreement by delivering a written notification of his revocation to: President and Chief Executive Officer, Genelabs Technologies, Inc., 1505 Penobscot Drive, Redwood City, CA 94063.
               c. Employee agrees that prior to signing this Agreement, he read and understood each and every provision of this Agreement and that he had the opportunity to consult with an attorney of his choosing regarding the effect of each and every provision of this Agreement.
               d. Employee acknowledges and agrees that he knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Agreement.
          6. REPRESENTATIONS. Employee makes the following representations, each of which is an important consideration to the Company’s willingness to enter into this Agreement with Employee:
               a. Employee acknowledges that the Company is not entering into this Agreement because it believes that Employee has any cognizable legal claim against the Released Parties. If Employee elects not to sign this Agreement, the fact that this Agreement was offered in the first place will not be understood as an indication that the Released Parties believed Employee was discriminated against or treated unlawfully in any respect.
               b. Employee is aware that, by signing this Agreement, which includes a release and waiver of all claims, Employee is giving up any right to sue the Released Parties in court for any claims which Employee has or believes to have based upon any event which occurred on or before the date that this Agreement is signed. Employee also acknowledges that if any charge or complaint is filed by Employee or on Employee’s behalf with an administrative agency, court or in any other forum, Employee will not seek or accept any personal relief in such proceedings.
               c. Employee acknowledges that he has not filed any complaints or charges with any court or administrative agency against the Released Parties on or prior to the date of signing this Agreement, which have not been dismissed, closed, withdrawn or otherwise terminated on or prior to the date of this Agreement.
          7. NON-DISPARAGEMENT OF THE COMPANY. Employee agrees that he shall not, at any time, make, directly or indirectly, any oral or written statements that are disparaging of the Company, the products and services it offers or any of its partners, affiliates, successors, assigns, including any of its present or former officers, directors, partners, agents, or employees.

          8. CONFIDENTIALITY; PROPRIETARY INFORMATION.
               a. Employee agrees not to discuss the terms of this Agreement or the circumstances surrounding his separation from the Company with any person or entity without the written consent of the Company or its successors, except in the case of his legal and tax advisors, members of his immediate family or to the extent required by law.
               b. Employee acknowledges and agrees that he continues to be bound by the terms and conditions of the Company Employee Invention and Confidentiality Agreement he signed in connection with his employment with the Company.
          9. GOVERNING LAW. This Agreement and all rights, duties and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to its choice of law rules.
          10. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions. The Parties agree that all rights and obligations of the Parties hereunder shall be enforceable to the fullest extent permitted by law.
          11. THIRD-PARTY BENEFICIARIES. This Agreement is solely for the benefit of Employee and the Released Parties and shall not inure to the benefit of any other third parties.
          12. AMENDMENTS. This Agreement may not be amended or modified other than by a written instrument signed by the Company and Employee.
          13. DESCRIPTIVE HEADINGS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
          14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
          15. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between the Parties and neither party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement.

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

GENELABS TECHNOLOGIES, INC.	EMPLOYEE

/s/ James A.D. Smith	/s/ Mumtaz Ahmed

James A.D. Smith	Mumtaz Ahmed, M.D., Ph.D.
President & CEO